      Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Note	Jurisdiction
Maiden Holdings, Ltd.	(1)
Maiden Holdings North America, Ltd.		Delaware
Maiden Global Servicing Company, LLC	(2)	Delaware
Maiden Reinsurance Ltd.	(3)	Vermont
Genesis Legacy Solutions, LLC ("GLS")	(4)	Delaware
GLS Services Company ("GLS Services")	(5)	Delaware
Genesis Legacy Insurance Company (Vermont) Limited	(6)	Vermont
Cypress – Genesis Incorporated Cell Company	(7)	Vermont
AMS – Genesis Incorporated Cell Company	(8)	Vermont
MFB – Genesis Incorporated Cell Company	(9)	Vermont
CPA Insurance Inc.	(10)	Vermont
NEKO 2018 A, LLC	(11)	Texas
NEKO 2018 D, LLC	(11)	Texas
NEKO 2018 E, LLC	(11)	Texas
94 Pembroke GP Corp.	(11)	British Columbia
94 Pembroke LP Corp.	(11)	British Columbia
Maiden Life Försäkrings AB		Sweden
Maiden General Försäkrings AB		Sweden
Regulatory Capital Limited		Ireland
Maiden Global Holdings Ltd.		England & Wales

(1)	All subsidiaries are 100% wholly owned by Maiden Holdings, Ltd. unless otherwise noted.

(2)	100% wholly owned subsidiary of Maiden Holdings North America, Ltd.

(3)	Effective March 16, 2020, Maiden Reinsurance Ltd. is domiciled in Vermont, United States and became 100% wholly owned subsidiary of Maiden Holdings North America, Ltd.
(4)	GLS was acquired by Maiden Reinsurance Ltd. on November 24, 2020.

(5)	100% wholly owned subsidiary of GLS.

(6)	100% wholly owned subsidiary of GLS Services incorporated on July 19, 2021

(7)	100% wholly owned subsidiary of GLS Services incorporated on July 21, 2021.

(8)	100% wholly owned subsidiary of GLS Services incorporated on December 29, 2021.

(9)	100% wholly owned subsidiary of GLS Services incorporated on March 22, 2022.

(10)	100% wholly owned subsidiary of GLS acquired on December 30, 2022.

(11)	100% wholly owned subsidiary of Maiden Reinsurance Ltd.